November 22, 1999


RSI Holdings, Inc.
28 East Court Street
Greenville, SC 29601

Attn:  Buck A. Mickel, President

Re:   Revolving   Credit  Line  in  amount  of  Five-hundred   Thousand  Dollars
($500,000.00).

Dear Mr. Mickel:

Reference is made to that certain LOAN AGREEMENT dated as of April 30, 1999 (the "Agreement") between RSI Holdings, Inc. (the "Borrower"), MICCO Corporation (the "Guarantor") and First Union National Bank (the "Bank"). The Agreement and all other documents executed and delivered in connection therewith are collectively referred to herein as the "Loan Documents". All capitalized terms used but not defined herein shall have the meanings assigned in the Loan Documents.

The Agreement provides:

TANGIBLE NET WORTH. Borrower shall at all times maintain a Tangible Net Worth of at least One Thousand Dollars and No Cents ($1,000.00). ). "Tangible Net Worth" shall mean total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets, and total liabilities shall include subordinated debt.

The Bank has determined that the Borrower has violated the above-referenced provision due to the following: Failure to maintain the required Minimum Tangible Net Worth of at least One Thousand Dollars and No Cents ($1,000.00). At Borrower's fiscal year end August 31, 1999, Borrower's Tangible Net Worth is reported to be negative Fifty-four Thousand Dollars (-$54,000.00).

The Borrower has requested the Bank's waiver, and the Bank does hereby waive the Borrower's default under this provision, subject to Borrower's execution of and return of this letter. This waiver is limited to the default recited above, as of Borrower's fiscal year end 1999, and shall not be construed to be a waiver of any subsequent default under the referenced provision, or of any existing or future defaults under any other provision of any Loan Document.

The Borrower, by signature below, represents and warrants that there exist no defaults or event of default under the Loan Documents other than those specifically waived herein, that the Loan Documents are in full force and effect, and that Borrower does not have any defenses to its obligations under the Loan Documents nor any claims against Bank.



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Please  evidence  your  acceptance  of the terms of this  waiver by signing  and returning to the Bank a copy of this letter bearing original authorized signature of each of the parties indicated.


                                           Very Truly Yours,
                                           FIRST UNION NATIONAL BANK

                                           BY: /s/ Brian W. English
                                               -------------------------------
                                            Brian W. English
                                            Vice President and Portfolio Manager

ACCEPTED AND AGREED TO:

RSI Holdings, Inc.

By:   /s/ Buck A. Mickel
      ----------------------
       Buck A. Mickel
       President & CEO


Date:   11/24/99

ACKNOWLEDGED:

MICCO Corporation, Guarantor

By:   /s/ Buck A. Mickel
      -------------------------
        Buck A.  Mickel
        Vice President

Date:   11-24-99

cc: Joseph F. Ogburn, Treasurer, RSI Holdings, Inc.
Charles Cecil, SVP, First Union National Bank
David Sheinutt, SVP, First Union National Bank